Consent of Independent Registered

Public Accounting Firm

We consent to the reference to our firm under the caption “Independent registered public accounting firm” and to the use of our reports dated March 26, 2020, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company of New York and the GAAP-basis financial statements of John Hancock Life Insurance Company of New York Separate Account B, included in the Statement of Additional Information in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-238712) and related Prospectus of John Hancock Life Insurance Company of New York Separate Account B.

/s/ Ernst & Young LLP
Boston, Massachusetts

June 5, 2020